Exhibit 99.4

Announcement for Dispatch of Scheme

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase, subscribe for or otherwise deal in the securities of Viva or Bossini nor is it a solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction. The Proposal, if made, will be made solely through the Scheme Document, which will contain the full terms and conditions of the Proposal, including details of how to vote in favour of the Proposal. Any acceptance or other response to the Proposal should be made only on the basis of information in the Scheme Document or any other document by which the Proposal is made.

VIVA GOODS COMPANY LIMITED (Incorporated in the Cayman Islands with limited liability) (Stock Code: 933)	BOSSINI INTERNATIONAL HOLDINGS LIMITED (Incorporated in Bermuda with limited liability) (Stock Code: 592)
DRAGON LEAP CONSUMABLES LIMITED (Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT

(1) PROPOSAL FOR THE PRIVATISATION OF

BOSSINI INTERNATIONAL HOLDINGS LIMITED

BY DRAGON LEAP CONSUMABLES LIMITED BY WAY OF A SCHEME OF

ARRANGEMENT UNDER SECTION 99 OF THE COMPANIES ACT;

AND

(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF

BOSSINI INTERNATIONAL HOLDINGS LIMITED

DESPATCH OF THE SCHEME DOCUMENT AND OPTION OFFER LETTER

Financial adviser to the Offeror and Viva

INTRODUCTION

Reference is made to (i) the announcement (the “Joint Announcement”) jointly issued by Viva Goods Company Limited (“Viva”), Dragon Leap Consumables Limited (the “Offeror”) and Bossini International Holdings Limited (“Bossini”) on 16 October 2024 in relation to, among other things, the proposal for the privatisation of Bossini by the Offeror by way of a scheme of arrangement under section 99 of the Companies Act; and (ii) the scheme document (the “Scheme Document”) jointly issued by Viva, the Offeror and Bossini on 3 January 2025 in relation to, among other things, the Proposal, the Scheme and the Option Offer. Unless otherwise defined in this joint announcement, capitalised terms used herein shall have the same meanings as those defined in the Scheme Document.

DESPATCH OF THE SCHEME DOCUMENT AND OPTION OFFER LETTER

The Scheme Document, together with the notice of Court Meeting and the notice of Bossini SGM to be held on Monday, 10 February 2025 and the related forms of proxy, have been despatched to the Scheme Shareholders on Friday, 3 January 2025.

The Option Offer Letter, together with the Scheme Document and the Form of Acceptance have been despatched to the Bossini Optionholders on Friday, 3 January 2025.

The Scheme Document contains, among other things, further details of the Proposal, the Scheme and the Option Offer, the expected timetable, a letter from the Bossini Board, a letter from the Bossini Independent Board Committee, a letter from the Bossini Independent Financial Adviser, the Explanatory Statement and the notice of Court Meeting and the notice of Bossini SGM together with forms of proxy in relation thereto.

RECOMMENDATIONS OF THE BOSSINI INDEPENDENT BOARD COMMITTEE AND THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The Bossini Independent Board Committee, which comprises Mr. Bosco Law, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong, has been established by the Bossini Board to make recommendations to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, and in particular as to (i) whether the Proposal is fair and reasonable; (ii) its view on the Option Offer; and (iii) voting in respect of the Scheme at the Court Meeting and the Bossini SGM. Somerley, has been appointed, with the approval of the Bossini Independent Board Committee, as the Bossini Independent Financial Adviser to advise the Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer.

In the “Letter from the Bossini Independent Financial Adviser” in Part VI of the Scheme Document, the Bossini Independent Financial Adviser states that it considers the terms of the Proposal, the Scheme and the Option Offer to be fair and reasonable so far as the Disinterested Scheme Shareholders and the Bossini Optionholders are concerned, and advises the Bossini Independent Board Committee to recommend (i) Disinterested Scheme Shareholders to vote in favour of the relevant resolutions to be proposed at the Court Meeting and Bossini SGM; and (ii) Bossini Optionholders to accept the Option Offer.

The Bossini Independent Board Committee, having considered the terms of the Proposal, the Scheme and the Option Offer, and having taken into account the opinion of the Bossini Independent Financial Adviser, and in particular the factors, reasons and recommendations set out in its letter, considers that the terms of the Proposal, the Scheme and the Option Offer to be fair and reasonable so far as the Disinterested Scheme Shareholders and Bossini Optionholders are concerned. Accordingly, the Bossini Independent Board Committee recommends (i) the Disinterested Scheme Shareholders to vote in favour of the resolutions to be proposed at the Court Meeting to approve and implement the Proposal and the Scheme; and (ii) the Bossini Shareholders to vote in favour of (a) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, (b) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror; (iii) the Bossini Optionholders to accept the Option Offer.

COURT MEETING AND BOSSINI SGM

The Court has directed that the Court Meeting be convened for the purpose of considering and, if thought fit, approving the Scheme (with or without modifications).

The Court Meeting and the Bossini SGM are scheduled to be held at 2:00 p.m. and 2:30 p.m. (or as soon as practicable after the conclusion or adjournment of the Court Meeting), respectively, on Monday, 10 February 2025 at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong.

The Bossini SGM will be held for the purpose of considering and, if thought fit, approve among others (i) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme

Shares; and (ii) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror.

Notices of the Court Meeting and the Bossini SGM are contained in the Scheme Document. Viva, the Offeror and Bossini will make an announcement in relation to the results of the Court Meeting and the Bossini SGM on Monday, 10 February 2025 no later than 7:00 p.m..

CLOSURE OF REGISTER OF MEMBERS OF BOSSINI

For the purpose of determining the entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and the Shareholders to attend and vote at the Bossini SGM, the register of members of Bossini will be closed from Wednesday, 5 February 2025 to Monday, 10 February 2025 (both days inclusive) and during such period, no transfer of Bossini Shares will be effected. In order to qualify to vote at the Court Meeting and the Bossini SGM, all transfers accompanied by the relevant share certificates must be lodged with Bossin’s branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong before 4:30 p.m. on Tuesday, 4 February 2025.

CONDITIONS OF THE PROPOSAL, THE SCHEME AND THE OPTION OFFER

Holders of and potential investors in the securities of Viva and Bossini should note that the Proposal and all transactions contemplated thereunder are subject to the fulfilment or waiver (as applicable) of the Scheme Conditions set out in the section headed “4. CONDITIONS TO THE PROPOSAL AND THE SCHEME” in Part VII – Explanatory Statement of the Scheme Document. All of the Scheme Conditions will have to be satisfied or validly waived (as applicable), on or before the Long Stop Date, otherwise the Scheme will not become effective. Subject to the Scheme Conditions being satisfied or validly waived (as applicable), the Scheme will become effective and binding on all Scheme Shareholders. If all the resolutions are passed at the Court Meeting and the Bossini SGM, further announcement(s) will be made in relation to, among other things, the outcome of the Court Hearing and, if the Scheme is sanctioned, the Record Date, the Scheme Effective Date and the date of withdrawal of the listing of the Bossini Shares from the Stock Exchange, in accordance with the requirements of the Takeovers Code and the Listing Rules.

The Option Offer is conditional on the Scheme becoming effective.

EXPECTED TIMETABLE

The timetable set out below is indicative only and is subject to change. Any changes to the timetable will be jointly announced by the Offeror and Bossini. All references in the Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified.

Hong Kong Time
(unless otherwise stated)

Date of despatch of this Scheme Document	Friday, 3 January 2025

Date of despatch of the Option Offer Letter for the Option Offer	Friday, 3 January 2025

Latest time for Bossini Optionholders to lodge notices of exercise (accompanied by full payment of the exercise price) of their vested Bossini Share Options in order to become a Bossini Shareholder entitled to attend and vote at the Court Meeting and the Bossini SGM (Note 1)	3:30 p.m. on Tuesday, 4 February 2025

Latest time for lodging transfers of Bossini Shares in order to become entitled to attend and vote at the Court Meeting and the Bossini SGM	4:30 p.m. on Tuesday, 4 February 2025

Hong Kong Time
(unless otherwise stated)

Register of members of Bossini closed for determination of entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and of Bossini Shareholders to attend and vote at the Bossini SGM (Note 2)	From Wednesday, 5 February 2025 to Monday, 10 February 2025 (both days inclusive)

Latest time for lodging PINK form of proxy in respect of the Court Meeting (Note 3)	2:00 p.m. on Saturday, 8 February 2025

Latest time for lodging WHITE form of proxy in respect of the Bossini SGM (Note 3)	2:30 p.m. on Saturday, 8 February 2025

Meeting Record Date	Monday, 10 February 2025

Court Meeting (Note 4)	2:00 p.m. on Monday, 10 February 2025

Bossini SGM (Note 4)	2:30 p.m. on
Monday, 10 February 2025
(or, immediately after the conclusion or
adjournment of the Court Meeting)

Announcement of the results of the Court Meeting and the Bossini SGM published on the website of the Stock Exchange and website of Bossini	no later than 7:00 p.m. on Monday, 10 February 2025

Expected last day for trading in Bossini Shares on the Main Board of the Stock Exchange	Tuesday, 11 February 2025

Latest time for Bossini Optionholders to exercise their vested Bossini Share Options in order to qualify for entitlements under the Scheme	3:30 p.m. on Monday, 24 February 2025

Latest time and date for lodging the Form of Acceptance for the acceptance of the Option Offer (Note 5)	4:00 p.m. on Monday, 24 February 2025

Latest time for lodging transfers of the Bossini Shares in order to qualify for entitlements under the Scheme	4:30 p.m. on Monday, 24 February 2025

Register of members of Bossini closed for determining Scheme Shareholders qualified for entitlements under the Scheme (Note 6)	from Tuesday, 25 February 2025 onwards

Court Hearing to sanction the Scheme	Monday, 3 March 2025 (Bermuda Time)

Hong Kong Time
(unless otherwise stated)

Announcement of the results of the Court Hearing, the expected Scheme Effective Date and the expected date of withdrawal of listing of Bossini Shares on the Stock Exchange	Tuesday, 4 March 2025

Record Date	Wednesday, 12 March 2025

Scheme Effective Date (Note 7)	Thursday, 13 March 2025 (Bermuda time)

Option Offer becomes unconditional	Thursday, 13 March 2025 (Bermuda time)

Announcement of the Scheme Effective Date and the withdrawal of the listing of the Bossini Shares on the Stock Exchange and the result of the Option Offer	Friday, 14 March 2025

Withdrawal of the listing of Bossini Shares on the Stock Exchange becomes effective	4:00 p.m. on
Monday, 17 March 2025

Latest time to despatch share certificates for Viva Shares to the Scheme Shareholders and the Bossini Optionholders (Note 8)	on or before Monday, 24
March 2025

Notes:

1.	These denote the recommended latest time, which are based on the time estimated by Bossini to complete the required processes to issue the underlying Bossini Shares before the Meeting Record Date or the Record Date (as the case may be).

2.	The register of members of Bossini will be closed during such period for the purpose of determining entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and the entitlements of the Bossini Shareholders to attend and vote at the Bossini SGM. For the avoidance of doubt, this period of closure is not for determining entitlements under the Scheme.

3.	Forms of proxy should be deposited at the Share Registrar at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as soon as possible, but in any event no later than the respective times and dates stated above. In the case of the PINK form of proxy in respect of the Court Meeting, it may also be handed to the chairman of the Court Meeting at the Court Meeting (who shall have absolute discretion as to whether or not to accept it). If the WHITE form of proxy is not lodged at least 48 hours before the time appointed for the Bossini SGM, it will not be valid. Completion and return of a form of proxy for the Court Meeting or the Bossini SGM will not preclude a Bossini Shareholder from attending and voting at the relevant meeting or any adjournment thereof in person. In such event, the relevant form of proxy will be revoked by operation of law.

4.	The Court Meeting and the Bossini SGM will be held at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong at the times and dates specified above. For further details relating to the Court Meeting and the Bossini SGM, please see “Notice of Court Meeting” in Appendix VI to the Scheme Document and “Notice of Bossini SGM” in Appendix VII to the Scheme Document. If a tropical cyclone warning signal number 8 or above is or is expected to be hoisted or a black rainstorm warning signal or “extreme conditions” as announced by the Government of Hong Kong is or is expected to be in force at any time after 11:00 a.m. on the date of the Court Meeting and the Bossini SGM, the Court Meeting and the Bossini SGM may be adjourned. Bossini will post an announcement on the respective websites of the Stock Exchange and Bossini to notify members of the date, time and venue of the rescheduled meetings.

5.	Forms of Acceptance, duly completed in accordance with the instructions on them, must be delivered to the principal place of business of Bossini at 2/F, PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, for the attention of the company secretary of Bossini and marked “Bossini International Holdings Limited – Option Offer” not later than 4:00 p.m. on Monday, 24 February 2025 (or such time and/or date as may be notified through announcement(s)).

6.	The register of members of Bossini will be closed from Tuesday, 25 February 2025 onwards for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.

7.	The Scheme shall become effective upon all the Scheme Conditions set out in the paragraph headed “4. Conditions to the Proposal and the Scheme” in the Explanatory Statement having been fulfilled or waived (as applicable). If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

8.	If a tropical cyclone warning signal number 8 or above, or a black rainstorm warning, or “extreme conditions” as announced by the Government of Hong Kong is/are in force, in Hong Kong, on any of the following deadlines (“Key Deadline(s)”):

(a)	the latest date for lodging the Form of Acceptance for the acceptance of the Option Offer, and the submission and publication deadline for a closing announcement under Rule 19.1 of the Takeovers Code; and

(b)	the latest date to despatch share certificates of Viva Shares as Scheme Consideration and Option Cancellation Price under Rule 20 of the Takeovers Code,

(i)	at any time before 12:00 noon but no longer in force at or after 12:00 noon on any Key Deadline, such Key Deadline will remain on the same business day; or

(ii)	at any time at or after 12:00 noon on any Key Deadline, such Key Deadline will be rescheduled to the following business day which does not have any of those warnings in force at 12:00 noon and/or thereafter and/or thereafter or such other day as the Executive may approve in accordance with the Takeovers Code.

WARNINGS: Holders of and potential investors in the securities of Viva and Bossini should note that the Proposal and all transactions contemplated thereunder are subject to the fulfilment or waiver (as applicable) of the Scheme Conditions. Accordingly, there is no certainty as to whether, and if so when, the Scheme will be implemented or become effective. Further, the Option Offer will be conditional upon the Scheme becoming effective and if the Scheme does not become effective, the Option Offer will not be completed.

Holders of and potential investors in the securities of Viva and Bossini should exercise caution when dealing in the shares or other securities of Viva and Bossini. Any person who is in doubt about his or, her or, its position or any action to be taken is recommended to consult his or, her or, its own professional adviser(s).

By order of the board of directors VIVA GOODS COMPANY LIMITED Mr. LI Ning Chairman and Chief Executive Officer	By order of the board of directors BOSSINI INTERNATIONAL HOLDINGS LIMITED Mr. ZHAO Jianguo Chairman and Executive Director
By order of the board of directors DRAGON LEAP CONSUMABLES LIMITED Mr. LI Ning Director

Hong Kong, 3 January 2025

As at the date of this joint announcement,

(a)	the Bossini Board comprises three executive directors, namely Mr. ZHAO Jianguo (Chairman), Mr. CHEUNG Chi (Chief Executive Officer) and Ms. YU Xin, one non-executive director, namely Mr. LAW Ching Kit Bosco, and three independent non-executive directors, namely Mr. LEE Kwok Ming, Prof. SIN Yat Ming and Mr. CHEONG Shin Keong;

(b)	the Viva Board comprises three executive directors, namely Mr. LI Ning (Chairman and Chief Executive Officer), Mr. LI Chunyang and Mr. LI Qilin, four non-executive directors, namely Mr. Victor HERRERO, Mr. MA Wing Man, Ms. LYU Hong and Mr. QIAN Cheng and four independent non-executive directors, namely Mr. LI Qing, Mr. PAK Wai Keung, Martin, Mr. WANG Yan and Professor CUI Haitao; and

(c)	the board of directors of the Offeror comprises two directors, namely Mr. LI Ning and Mr. CHEUNG Chi.

The directors of Bossini jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Bossini Group (other than that relating to the Viva Group and the Offeror) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Bossini Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of Viva jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Viva Group and the Offeror (other than that relating to the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Viva Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement relating to the Offeror (other than that relating to the Viva Group and the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement by the Offeror Board have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any statement in this joint announcement misleading.

* for identification purpose only

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